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                               FORM OF OPINION OF
                 SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)





                                    [__], 2001



American Equity Investment Life
  Holding Company
5000 Westown Parkway, Suite 440
West Des Moines, Iowa 50266


Ladies and Gentlemen:

               We have acted as special tax counsel for American Equity Investment Life Holding Company, an Iowa corporation (the "Corporation"), and American Equity Capital Trust III, a statutory business trust organized under the laws of the State of Delaware (the "Trust"), in connection with the issuance and sale by the Trust of 4,000,000 [__]% Trust Preferred Securities of the Trust ("Trust Preferred Securities," with a liquidation amount $25 per Trust Preferred Security), representing undivided beneficial interests in the assets of the Trust under the Amended and Restated Declaration of Trust of the Trust, dated as of [__], 2001 (the "Restated Declaration"), among the Corporation, as sponsor of the Trust, First Union Trust Company, National Association, as property trustee (the "Property Trustee"), First Union Trust Company, National Association, as Delaware trustee (the "Delaware Trustee"), and the Administrative Trustees named therein (the "Administrative Trustees").

               The Trust Preferred Securities are guaranteed (the "Guarantee") by the Corporation with respect to the payment of distributions and payments upon liquidation, redemption and otherwise pursuant to, and to the extent set forth in, the Trust Preferred Securities Guarantee Agreement, dated as of [__], 2001 (the "Guarantee Agreement"), between the Corporation and First Union Trust Company, National Association, as guarantee trustee (the "Guarantee Trustee"), for the benefit of the holders of the Trust Preferred Securities. In connection with the issuance of the Trust Preferred Securities, the Trust is also issuing [__] common securities ("Trust Common Securities"), representing

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American Equity Investment Life Holding Company
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[__], 2001


common undivided beneficial ownership interests in the assets of the Trust with a liquidation amount of $[__] per Trust Common Security, or $[__] in the aggregate.

               The entire proceeds from the sale of the Trust Preferred Securities and the Trust Common Securities are to be used by the Trust to purchase [__]% Junior Subordinated Debentures due [__] (the "Subordinated Debentures") to be issued by the Corporation. The Subordinated Debentures are to be issued pursuant to an indenture, dated as of [__], 2001 (the "Indenture"), between the Corporation and First Union Trust Company, National Association, as trustee (the "Debenture Trustee").

               In connection with our opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of (i) the certificate of trust (the "Certificate of Trust") filed by the Trust with the Secretary of the State of Delaware on November 6, 2001; (ii) the Amended and Restated Declaration of Trust, dated as of [__], 2001; (iii) the Guarantee Agreement; (iv) the Indenture; (v) the form of the Subordinated Debentures and a specimen certificate thereof; (vi) the form of the Trust Preferred Securities; (vii) the Form S-1 registration statement filed with the United States Securities and Exchange Commission (the "Commission") on November 7, 2001 (and all exhibits, attachments, amendments and supplements thereto) in connection with the transaction (the "Registration Statement"); and (viii) such other records and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

               In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all records and documents submitted to us as originals, the conformity to original records and documents of all records and documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Corporation, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualifications as to knowledge or belief. In rendering this opinion, we have assumed that the transactions were consummated in accordance with the descriptions thereof set forth in such records and documents and that such records and documents accurately reflect the material facts of the transactions. Our opinion is limited to legal rather than factual matters.

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American Equity Investment Life Holding Company
Page 3
[__], 2001


               In rendering our opinion, we have relied on the Internal Revenue Code of 1986, as amended, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect our conclusions. There can be no assurances, moreover, that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

               Based upon and subject to the foregoing, we are of the opinion that the Trust will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

               We express no opinion as to any United States federal tax consequences other than as set forth above or as to any state, local or foreign tax consequences. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated or assumed herein or any subsequent changes in applicable law.

               We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the headings "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES - Classification of the Trust" and "LEGAL MATTERS" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act or 1933, as amended, or the rules and regulations of the Commission.

                                             Very truly yours,